Exhibit 99.6

FORM OF
NOMINEE HOLDER CERTIFICATION
CONTEXTLOGIC HOLDINGS INC.

The undersigned, a bank, broker, dealer, trustee, depositary, or other nominee of non-transferable subscription rights to purchase shares of common stock of ContextLogic Holdings Inc. (the “Company”), par value $0.0001 per share (the “ContextLogic common stock”). Each subscription right will entitle the holder to purchase 0.53486 shares of ContextLogic common stock at an exercise price of $8.00 per share, pursuant to the subscription rights offering described and provided for in the Company’s prospectus dated       , 2026, hereby certifies to the Company and Equiniti Trust Company, LLC, as rights agent for such rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of subscription rights on the terms and subject to the conditions set forth in the prospectus specified below pursuant to the subscription right (as described in the prospectus), the number of units specified below, listing separately below each such exercised subscription right (without identifying any such beneficial owner):

Number of Shares Owned on the Record Date	Individual Soliciting Broker (if any)	Number of shares of ContextLogic common stock Subscribed for Pursuant to the Subscription Right
1.
2.
3.
4.
5.
6.
7.

Name of Nominee Holder
By:
Name:
Title:
Phone Number:
Fax Number:
Dated:
Provide the following information, if applicable:
DTC Participant Number
DTC Participant By:
Name:
Title:
DTC Basic Subscription
Confirmation Number(s)
Dated: